Exhibit 8.1

LIST OF SUBSIDIARIES

Australia	Mission NewEnergy Limited Head Office Unit 4, 97 Hector Street West, Osborne Park, WA 6017, Australia

Malaysia	Mission Biofuels Sdn Bhd	Mission Biotechnologies Sdn Bhd

	Unit 621, Block A, Kelana centre point, No. 3, Jalan ss7/ 19, Kelanajaya, 47301 Petaling Jaya, Selangor	Unit 621, Block A, Kelana centre point, No. 3, Jalan ss7/ 19, Kelanajaya, 47301 Petaling Jaya, Selangor

Enviro Mission Sdn Bhd Unit 621, Block A, Kelana centre point, No. 3, Jalan ss7/ 19, Kelanajaya, 47301 Petaling Jaya, Selangor

Mauritius	Mission Agro Energy Limited 9th Floor Ebene Tower 52 Cybercity Ebene Republic of Mauritius

India	Mission Biofuels (India) Pvt Limited Shops nos. 1,2 and 3 Sun heights, Ground floor Gandhingar bridge Adishankaracharyya Marg Powai, Mumbai Maharashtra India, 400 076	Mission Agro Diesel (India) Pvt Limited 608 Powai Plaza, Hiranandani Business Park Powai, Mumbai - 400076, India
USA	Scarborough Beach Holdings, Inc.	PJ Trading, LLC

	300 E. Basse Road, Suite 1539, San Antonio, TX, USA 78209	300 E. Basse Road, Suite 1539, San Antonio, TX, USA 78209

PJ Trading Pennsylvania, LLC 300 E. Basse Road, Suite 1539, San Antonio, TX, USA 78209